Exhibit 10.1	Conformed Copy

EXCLUSIVE LICENSE AND MANUFACTURING AGREEMENT

This Agreement is effective as of April 1, 2006 (referred to herein as the “Agreement”) by and between Ko-Myung Kim, the inventor, a citizen of the country of Korea with his principal place of business at 20-7 Chung-Dong, Kwacheon City, Korea and Ketut Jaya, a citizen of Indonesia with his principal place of business at JL Raya Bluru, Kidul No. 58, Sidoarjo-Jawa, Timur, Indonesia 61251, collectively cited herein “The Ketut Group” and Innovative Designs, Inc., a Delaware Corporation with the main office located at 124 Cherry Street, Pittsburgh, Pennsylvania 15223, herein referred to as “IDI”.

RECITALS:

WHEREAS, “The Ketut Group” represents that it is the exclusive owner, inventor, manufacturer and licensor of a patented and proprietary technology relating to a low density foamed polyethylene product known as Insultex hereinafter referred to as the Insultex Technologies; and

WHEREAS, IDI desires to develop, use, sell and market various products and uses of Insultex Technologies including but not limited to swimsuits, pillows and sleeping bags; and

WHEREAS, IDI wishes to exclusively license the Insultex Technologies of “The Ketut Group”, and “The Ketut Group” desires to grant to IDI an exclusive license to develop, use, sell, and market all applications of the Insultex Technologies;

WHEREAS, “The Ketut Group” is engaged in the manufacture of Insultex and desires to exclusively manufacture and supply Insultex to IDI for use in amounts sufficient to meet the needs of IDI; and

WHEREAS, IDI desires to purchase Insultex from “The Ketut Group” from time to time as needed by IDI as set forth herein.

WITNESSETH, in exchange for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

1.01 Insultex. “Insultex” means low density foamed polyethylene product manufactured by the process referenced by Korean patent # 0426429.

1.02 Insultex Technologies. “Insultex Technologies” means all of “The Ketut Group’s” interest in any proprietary information, patents, inventions, developments, trade secrets, know-how whether present or future, relating to all applications of the Insultex Technologies for all commercial, industrial, governmental and other uses without limitation.

1.03 Insultex Products. “Insultex Products” means any item containing or made from Insultex or made using the Insultex Technologies including but not limited to swimsuits, cushions, pillows, sleeping bags, caps, hats, gloves, clothing items, apparel and various industrial applications.
1.04 Effective Date. The agreement is effective when duly signed by the parties hereto.

1.05 Territory. “Territory” means all countries in the world other than Korea and Japan.

1.06 Non-Territory. “Non-Territory” means Korea and Japan.

1.07 The Ketut Group. “The Ketut Group” means The Ketut Group, its affiliates or any individuals, corporations or other institutions to which The Ketut Group’s ownership and/or rights to, of or in the Insultex Technologies has been transferred or assigned.

ARTICLE II - GRANT OF LICENSE, EXCLUSIVE RIGHT TO PURCHASE AND EXCLUSIVE AGREEMENT TO MANUFACTURE

2.01 “The Ketut Group” grants to IDI the exclusive, unlimited, irrevocable right and license, with the right to grant sublicenses to third parties, to purchase, use, develop, commercialize, market, have marketed, sell and have sold, manufacture and have manufactured products related to or utilizing Insultex or the Insultex Technologies whether present or future, in the Territory.

The License granted hereunder includes, but is not limited to the following Patents:

Country	Patent Number
Republic of Korea	0426429

2.02 The Ketut Group further grants to IDI the exclusive rights to any current or future inventions, improvements, discoveries, patent applications and letters of patent which The Ketut Group now controls and owns or hereafter may own or control and which relate to the Insultex Technologies and to all information and documents which The Ketut Group now owns or controls, or hereafter may own or control and which relate to Insultex Technologies.

2.03 The use of Insultex and the Insultex Technologies in the Non-Territory shall be limited to manufacture of the Insultex products in Korea and Japan and not for the purpose of reselling product in bulk or for use in the manufacture or retail of any product outside Korea and Japan.

2.04 The Ketut Group will pay all applicable patent expenses and filing fees in all jurisdictions relating to the Insultex Technologies whether present or in the future.

2.05 Patent Rights. The Ketut Group represents and warrants that the patents relating to the Insultex Technologies are valid and enforceable in the Territory, that the Ketut Group is the sole and exclusive owner thereof in the Territory, that they have the full right, power, and authority to enter into this Agreement and to grant the rights, licenses and privileges hereby granted to IDI, and to perform all of their obligations hereunder.

2.06 The Ketut Group shall inform IDI of any and all improvements, changes and information relating to the Insultex Technologies as soon as practical after that information is made available to the Ketut Group . This includes the status of all Insultex related research and development efforts by the Ketut Group or any of their affiliates. All improvements, changes and information shall be promptly incorporated as part of this Agreement.

2.07 The Ketut Group shall furnish to IDI, or its nominees, all information required by IDI to commercialize and exploit Insultex and the Insultex Technologies. The Ketut Group shall not reveal the Insultex Technologies or any information to any other person without written approval of IDI.

2.08 The Ketut Group shall promptly notify IDI if they learn of any infringement of any patent rights respecting or pertaining to the patents or Technology licensed hereunder or of any unauthorized use of the Technology by any third party.

2.09 The Ketut Group agrees to defend, at its own expense, all infringement suits that may be brought against IDI or its sublicenses based on or related to the manufacture, use, sale, or marketing of products based on or using the patents, information, or trademarks pertaining to Insultex or the Insultex Technologies. In the event any information is brought to the attention of the Ketut Group that others are infringing any rights granted pursuant to this Agreement, the Ketut Group shall, at its own expense, diligently prosecute all such infringers. In any on the foregoing suits, IDI may, at the Ketut Group’s expense, be represented by counsel of its own choice.

2.10 The Ketut Group agrees to exclusively manufacture and sell Insultex to IDI in such quantities as requested by IDI from time to time and that they will not, other than in Non-Territory as provided herein, grant any rights to use, purchase, market, license, distribute, sell, give away, or deliver to any other person or entity, any materials manufactured by him relating to, using, arising or made from, containing or competing with Insultex, a product similar to Insultex or the Insultex Technologies.

2.11 The Ketut Group shall provide IDI amounts of Insultex in sufficient quantities to fill the orders placed by IDI to meet all size, width and other specifications as may be requested by IDI.

2.12 IDI may at its own option trademark and utilize the names or variations of the names Insultex in those areas in which it conducts its business operations, and the Ketut Group shall permit no other individual, entity or organization to make use of said trademarks. The Ketut Group shall not obtain any trademarks, grant or use any tradenames that are similar to any names used by IDI or IDI’s sublicensees.

ARTICLE III - DELIVERY, PAYMENT AND MINIMUM ORDER OF INSULTEX

3.01 The Ketut Group shall promptly deliver to IDI within twenty-eight (28) days of receiving an order from IDI, at IDI’s place of business, all Insultex ordered by IDI. IDI shall pay for said order within 30 days of delivery to IDI’s facilities. All orders placed by IDI shall be placed by telephone or written facsimile order. The costs of shipping of all Insultex product by the Ketut Group to IDI shall be paid by IDI and the risk of loss from the facilities of the Ketut Group to the facilities of IDI shall be borne by IDI.

3.02 IDI shall pay [ *CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATLY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per meter for all Insultex ordered from the Ketut Group. This price shall remain [* CONFIDENTIAL MATERIAL OMMITTED AND FILED SEPERATLY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per meter for a period of (10) years from the date of execution of this Agreement. Thereafter said price shall be adjusted for subsequent ten (10) year terms at a price increase of no more than twelve percent (12%) per ten year term. The price paid by IDI for Insultex shall remain the same for each ten (10) year term.

3.03 IDI shall order Insultex from the Ketut Group from time to time as needed and shall not be required to purchase any minimum amount of Insultex during the term of this Agreement and IDI is not required to make any minimum annual payment to the Ketut Group. However, should IDI place an order, any quantity ordered must be a minimum of 35,000 meters of Insultex.

3.04 On all Sublicensee Payments received by IDI from third party Sublicensees, IDI shall not pay any fees to the Ketut Group.

ARTICLE IV - TERM

4.01 This agreement shall be in full legal force and effect for an initial term of ten (10) years from the date of execution hereof. IDI shall have the option to renew this Agreement for up to three (3) successive terms of ten (10) years each by giving Notice to the Ketut group of its intention to so renew not less that ninety (90) days prior to the expiration of the then-current term.

ARTICLE V - REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE KETUT GROUP

5.01 The Ketut Group represents that it is the inventor, exclusive manufacturer, sole owner, holder, holder in due course of all right, title and interest to and in Insultex and the Insultex Technologies.

5.02 The Ketut Group represents that any prior licenses granted by him have been lawfully rescinded, terminated and/or revoked and have no further force or effect.

5.03 The Ketut Group represents that they have the capacity and unlimited ability to manufacture said product in quantities sufficient to meet the requirements of IDI as they currently exist and as they may exist and expand in the future.

5.04 The Ketut Group has the sole and exclusive lawful authority to enter into this Agreement and to grant the exclusive license and other rights granted hereunder and to manufacture products made form or using Insultex or the Insultex Technologies. The transactions contemplated hereby will not violate any other agreement, any order, judgement, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, binding upon or affecting Insultex, the Insultex Technologies or any rights granted to IDI hereunder.

*CONFIDENTIAL MATERIAL OMITTED AND FILED SEPERATLY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREEATMENT

ARTICLE VI - COVENANTS, REPRESENTATIONS, AND OBLIGATIONS OF IDI

6.01 IDI agrees to use good faith best efforts to market and distribute new and existing markets and applications for Insultex and the Insultex Technologies.

6.02 Authority to Execute and Perform Agreements. IDI has the full legal right and power and all authority and approval required to enter into, execute, and deliver this Agreement, and the transactions contemplated hereby, and to perform fully the obligations thereunder.

ATRICLE VII - TERMINATION

7.01 This Agreement may be terminated by either party upon event of default, as specified herein, which default remains uncured not less than thirty (30) days after Notice thereof by the non-breaching party to the breaching party. This Agreement may be terminated by either party upon the dissolution, bankruptcy or liquidation of the other party, at the discretion of the party whose operations are not being impaired.

ARTICLE VIII - ARBITRATION TO RESOLVE DISPUTES

8.01 The parties acknowledge that the logistics of their locations in various continents makes the litigation of any dispute a potentially lengthy, time consuming and expensive process. In order to minimize the expense and difficulty of resolving disputes, the parties agree to utilize their best efforts to resolve said disputes amicably. In the event a dispute does not prove amenable to amicable resolution, the parties agree to submit the dispute to binding arbitration. The arbitrators shall operate under the auspices of and in accordance with the rules of the American Arbitration Association, which shall to the maximum extent possible permit the parties to participate in said proceedings without requiring their actual physical presence. Each side shall select an arbitrator, with the two arbitrators to select a third from among a list of arbitrators acceptable to the parties. The party which prevails in said arbitration shall recover its costs from the non-prevailing party in a percentage to be determined by the arbitrators. No appeal of a decision of the arbitrators shall be allowed absent an allegation of fraud or collusion on the part of the arbitrators. The laws of the United States shall govern in any dispute, and venue for any said dispute shall be Allegheny County, Pennsylvania, USA.

ARTICLE IX - INDEMNIFICATION

9.01 The parties agree that in the event one of the parties hereto is subject to liability or exposure as a result of an allegation of fault, negligence, breach of contract, breach of duty, error, act of commission or act of omission of the other, the party whose action or lack thereof gave rise to the potential liability shall indemnify and hold harmless the other for all costs liable for the payment of any award entered attendant thereto.

ARTICLE X - INTEGRATED AGREEMENT

10.01 The parties agree that this Agreement represents the entire agreement of the parties as to its terms, and that no modification hereof shall be given legal force or effect without prior written consent of the parties hereto.

ARTICLE XI - FACSIMILE AND COUNTERPART ORIGINALS

11.01 The parties agree that a facsimile copy of this Agreement shall be given the same legal force and effect as a hard copy original. The parties further agree that they shall execute this Agreement in counterpart originals, which shall contain the signature of one of the parties hereto and shall in the aggregate constitute the signature page of the instant Agreement.

ARTICLE XII - PROVISIONS SURVIVING

12.01 In the event that a court of competent jurisdiction shall invalidate any term of provision of this Agreement; the remaining terms shall survive unaffected and in full force and effect.

ARTICLE XIII - NOTICES

13.01 Any notice required or referenced herein shall be deemed given when affixed with a postage cancellation reflecting its deposit in the general mails of the country of origin or the date of its deposit with a licensed common carrier. All such Notices shall be directed to the parties at the addresses set forth above.

ARTICLE XIV - EFFECT OF WAIVER

14.01 No waiver whether express or implied, of any breach of any term, condition or obligation of this Agreement shall be construed as a waiver of any subsequent breach of that term, condition or obligation, or any other term, condition or obligation of this Agreement of the same or different nature.

ARTICLE XV - SUCCESSORS AND ASSIGNS

15.01 This Agreement shall inure to the benefit of the successors or assigns of the Parties.

ARTICLE XVI - COMPLETE AGREEMENT

16.01 This document comprises the entire Agreement with respect to the subject matter hereof and supercedes all negotiations, representations and warranties, commitments, offers, contracts and writings prior to the date of this Agreement. Otherwise, the Parties to this Agreement are not to be bound by any representations, warranties or agreements other than those set forth herein or in a written amendment to this Agreement hereinafter entered into by the Parties and duly executed by each party. Nothing stated in this Agreement shall be construed against the drafting party solely because of the submission of this Agreement to the other party.

ARTICLE XVII - ASSIGNMENT

17.01 This agreement may be assigned by IDI. This Agreement may not be assigned by the Ketut Group without the express written consent of IDI.

ARTCILE XVIII

This agreement consists of eight (7) pages. A photocopy hereof shall have the same legal force as the original, and may be signed as counterpart originals.

In witness whereof, the Parties have executed this Agreement on April 1, 2006, intending to be legally bound.

Innovative Designs, Inc
.
/s/Joseph Riccelli
_________________________   Date: April 1, 2006
by: Joseph Riccelli, President/CEO

Ketut Group

/s/ Ko-Myung Kim
_________________________   Date: April 1, 2006
by: Ko-Myung Kim

Ketut Group

/s/ Ketut Jaya
_________________________   Date: April 1, 2006
by: Ketut Jaya